Exhibit 99.1
News Release

Release: Immediate	Contact: Ronda J. Williams
312-706-3232

Oil-Dri Announces Record Sales and Increased Earnings for the
Fiscal Year ended July 31, 2007

CHICAGO - (September 25, 2007) - Oil-Dri Corporation of America (NYSE: ODC) today announced that strategic pricing and expanded distribution of private label cat litter contributed to record sales for both the fourth quarter and the fiscal year ended July 31, 2007. Improved manufacturing productivity and cost reduction programs drove increased earnings in both periods as well.

The Company reported net sales for the fiscal year of $212,117,000, a 3% increase compared with net sales of $205,210,000 for the previous fiscal year. Net income for the fiscal year was $7,660,000, or $1.09 per diluted share, a 49% increase compared with net income of $5,259,000, or $0.73 per diluted share, for fiscal 2006.

Net sales for the quarter were $54,159,000, a 5% increase compared with sales of $51,694,000 in the same quarter one year ago. The Company reported net income for the quarter of $2,051,000 or $0.29 per diluted share, an 81% increase compared with net income of $1,141,000, or $0.16 per diluted share, in the same quarter one year ago. During this year’s fourth quarter, the Company received proceeds from key man life insurance policies, on former employees, that were put in place many years ago. This resulted in the Company recording non-recurring income of $389,000 or $0.06 per diluted share during the quarter.

Fourth Quarter and Fiscal Year Review
President and Chief Executive Officer Daniel S. Jaffee said, “We are pleased with the results of our fourth quarter and fiscal year. Throughout the year our team has been diligent in implementing our strategic pricing program, identifying cost savings opportunities and improving plant efficiencies. All of these factors have contributed to increased sales growth and improved margins over last year. While our gross margins have not yet returned to their pre-Hurricane Katrina levels, we are satisfied with the steady progress that has been made in at least partially recovering the huge increase in energy costs which followed that devastating storm.

“As indicated in the following chart, our net sales per ton have increased steadily over the last five years. This pricing strategy is consistent with our corporate mission of creating value from sorbent minerals”.

Key Metrics	F’07	F’06	F’05	F’04	F’03
Net sales per ton	$216	$202	$190	$180	$169
Return on average total assets	5.4%	4.0%	5.2%	3.9%	2.4%
Return on average stockholders’ equity	9.9%	7.2%	9.0%	7.1%	4.5%
Cash, cash equivalents & investments	$30,027,000	$25,855,000	$19,435,000	$23,069,000	$16,670,000
Notes payable minus cash and equivalents	$1,133,000	$9,385,000	$3,885,000	$4,331,000	$14,730,000
*Net income per diluted share	$1.09	$0.73	$0.88	$0.68	$0.43
*Common Stock price per share at July 31,	$16.68	$15.98	$14.42	$13.11	$9.56

*Net income per diluted share and Common Stock price reflect the five-for-four stock split effected on September 8, 2006.

Business Review
Net sales for the Company’s Retail and Wholesale Products Group were $37,606,000 and group income was $4,564,000 in the fourth quarter. Net sales for the fiscal year were $142,505,000 and group income was $16,162,000. Net sales in the quarter and the fiscal year increased as a result of a combination of strategic pricing and expanded private label cat litter distribution. The group saw 10% volume growth in private label cat litters and industrial and automotive products.

Net sales for the Company’s Business-to-Business Products Group were $16,553,000, and group income was $2,846,000 in the fourth quarter. Net sales for the fiscal year were $69,612,000, and group income was $13,302,000. Net sales for the fiscal year were down but increased in the quarter primarily as a result of pricing strategy. The group saw product sales growth in the sports turf and bleaching clay products, but sales declines in agricultural chemical carriers and animal health products.

Financial Review
On June 5, 2007, Oil-Dri’s Board of Directors declared increased quarterly cash dividends of $0.13 per share of outstanding Common Stock and $0.0975 per share of outstanding Class B stock. The dividends were payable on September 7, 2007 to stockholders of record at the close of business on August 24, 2007. At the July 31, 2007 stock closing price of $16.68 per share and assuming cash dividends continue at the same rate, the annual yield on the Company’s Common Stock is 3.1%.

The Company has paid cash dividends continuously since 1974 and has increased quarterly cash dividend rates in each of the last four fiscal years.

Cash, cash equivalents and short-term investments at July 31, 2007, totaled $30,027,000. Capital expenditures for the fiscal year totaled $7,757,000, which was $259,000 more than the fiscal year’s depreciation and amortization of $7,498,000.

Looking Forward
Beginning with the second fiscal quarter ending January 31, 2008, the Company will release quarterly and annual results of operations on the same date on which the Company files the related Form 10-Q or 10-K with the Securities and Exchange Commission. As a result, the Company’s results of operations will be released approximately two weeks later than under the Company’s current practices.

Jaffee said, “In the coming fiscal year we will continue to focus on our long-term strategy for growth by strengthening our core businesses while investing in new product development. Our future growth is dependent upon our ability to deliver new and innovative products and we are committed to making that happen while staying true to our mission. In addition, we will remain focused on manufacturing process improvements and cost saving initiatives.”

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The Company will offer a live webcast of the fourth quarter earnings teleconference on Wednesday, September 26, 2007, at 10am CDT. To listen to the call via the web, please visit www.streetevents.com or www.oildri.com. An archived recording of the call and written transcripts of all teleconferences are posted on the Oil-Dri website.

Oil-Dri Corporation of America is a leading supplier of specialty sorbent products for agricultural, horticultural, fluids purification, specialty markets, industrial and automotive, and is the world’s largest manufacturer of cat litter.

Certain statements in this press release may contain forward-looking statements that are based on our current expectations, estimates, forecasts and projections about our future performance, our business, our beliefs, and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in other press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls, and conference calls. Words such as “expect,” “outlook,” “forecast,” “would”, “could,” “should,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “anticipate,” “believe”, “may,” “assume,” variations of such words and similar expressions are intended to identify such forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Such statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially including, but not limited to, the dependence of our future growth and financial performance on successful new product introductions, intense competition in our markets, volatility of our quarterly results, risks associated with acquisitions, our dependence on a limited number of customers for a large portion of our net sales and other risks, uncertainties and assumptions that are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and other reports we file with the Securities and Exchange Commission. Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, intended, expected, believed, estimated, projected or planned. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except to the extent required by law, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

O I L - D R I C O R P O R A T I O N O F A M E R I C A

Consolidated Statements of Income
(in thousands, except for per share amounts)
(unaudited)
	Fourth Quarter Ended July 31,
	2007	% of Sales	2006	% of Sales
Net Sales	$54,159	100.0%	$51,694	100.0%
Cost of Sales	(42,158)	77.8%	(42,637)	82.5%
Gross Profit	12,001	22.2%	9,057	17.5%
Operating Expenses	(9,836)	18.2%	(7,335)	14.2%

Operating Income	2,165	4.0%	1,722	3.3%
Interest Expense	(538)	1.0%	(647)	1.3%
Other Income	918	1.7%	483	0.9%

Income Before Income Taxes	2,545	4.7%	1,558	3.0%
Income Taxes	(494)	0.9%	(417)	0.8%

Net Income	$2,051	3.8%	$1,141	2.2%

Net Income Per Share*:
Basic Common	$0.32		$0.18
Basic Class B Common	$0.24		$0.13
Diluted	$0.29		$0.16
Average Shares Outstanding*:
Basic Common	4,962		4,978
Basic Class B Common	1,840		1,822
Diluted	7,100		7,147

	Twelve Months Ended July 31,
	2007	% of Sales	2006	% of Sales
Net Sales	$212,117	100.0%	$205,210	100.0%
Cost of Sales	(166,417)	78.5%	(167,136)	81.4%
Gross Profit	45,700	21.5%	38,074	18.6%
Gain on Sale of Long-Lived Assets	--	--	415	0.2%
Operating Expenses	(35,163)	16.6%	(29,735)	14.5%

Operating Income	10,537	5.0%	8,754	4.3%
Interest Expense	(2,389)	1.1%	(2,255)	1.1%
Other Income	2,297	1.1%	1,397	0.7%

Income Before Income Taxes	10,445	4.9%	7,896	3.8%
Income Taxes	(2,785)	1.3%	(2,637)	1.3%
Net Income	$7,660	3.6%	$5,259	2.6%

Net Income Per Share*:
Basic Common	$1.22		$0.83
Basic Class B Common	$0.90		$0.61
Diluted	$1.09		$0.73

Average Shares Outstanding*:
Basic Common	4,902		5,005
Basic Class B Common	1,834		1,822
Diluted	7,028		7,219

* Net Income Per Share and Average Shares Outstanding for the three months and the twelve months ended July 31, 2006 have been restated to reflect the Company's five-for-four stock split on September 8, 2006.

O I L - D R I C O R P O R A T I O N O F A M E R I C A

Consolidated Balance Sheets
(in thousands, except for per share amounts)
(unaudited)

		As of July 31,
		2007	2006

Current Assets
Cash, Cash Equivalents and Investments		$30,027	$25,855
Accounts Receivable, net		27,933	26,115
Inventories		15,237	15,697
Prepaid Expenses		5,103	8,035
Total Current Assets		78,300	75,702
Property, Plant and Equipment		51,445	51,293
Other Assets		12,342	12,552
Total Assets		$142,087	$139,547

Current Liabilities
Current Maturities of Notes Payable		$4,080	$4,080
Accounts Payable		6,181	7,596
Dividends Payable		833	754
Accrued Expenses		16,311	14,683
	Total Current Liabilities	27,405	27,113
Long-Term Liabilities
Notes Payable		27,080	31,160
Other Noncurrent Liabilities		7,360	8,038
	Total Long-Term Liabilities	34,440	39,198
Stockholders' Equity*		80,242	73,236
Total Liabilities and Stockholders' Equity		$142,087	$139,547

Book Value Per Share Outstanding		$11.91	$10.73

Acquisitions of
Property, Plant and Equipment	Fourth Quarter	$1,141	$4,363
	Year to Date	$7,757	$10,827
Depreciation and Amortization Charges	Fourth Quarter	$1,951	$1,757
	Year to Date	$7,498	$7,212

* Stockholders' Equity at July 31, 2007, reflects an adjustment of $1,235,000 (net of tax) taken August 1, 2006 as part of the Company's implementation of EITF 04-06 "Accounting for Stripping Costs Incurred during Production in the Mining Industry".

O I L - D R I C O R P O R A T I O N O F A M E R I C A
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	For the Twelve Months Ended
	July 31,
CASH FLOWS FROM OPERATING ACTIVITIES	2007	2006

Net Income	$7,660	$5,259

Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and Amortization	7,498	7,212
(Increase) in Accounts Receivable	(2,141)	(2,631)
Decrease (Increase) in Inventories	460	(3,011)
(Decrease) Increase in Accounts Payable	(934)	2,759
Increase in Accrued Expenses	1,628	1,016
Other	2,680	31
Total Adjustments	9,191	5,376
Net Cash Provided by Operating Activities	16,851	10,635

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures	(7,757)	(10,827)
Net Dispositions (Purchases) of Investment Securities	2,233	(5,158)
Other	57	1,006
Net Cash Used in Investing Activities	(5,467)	(14,979)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on Long-Term Debt	(4,080)	(3,080)
Dividends Paid	(3,038)	(2,403)
Purchase of Treasury Stock	(16)	(7,811)
Proceeds from Issuance of Long-Term Debt	--	15,000
Other	1,588	3,854
Net Cash (Used in) Provided by Financing Activities	(5,546)	5,560

Effect of exchange rate changes on cash and cash equivalents	(312)	(554)

Net Increase in Cash and Cash Equivalents	5,526	662
Cash and Cash Equivalents, Beginning of Year	6,607	5,945
Cash and Cash Equivalents, July 31	$12,133	$6,607